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                                                                    EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-105797, 333-60452, 333-72623, 333-20163,
333-60819) and Form S-3 (No. 333-75572) of our report dated March 27, 2003, except for Note 2 and the first paragraph of Note 11, which appear in the financial statements included in the Company's Form 10-K for the year ended December 31, 2003 and are not presented in the Company's Form 10-K for the year ended December 31, 2004, as to which the date is March 29, 2004, relating to the financial statements, which appears in Paxson Communications Corporation's Annual Report on Form 10-K for the year ended December 31, 2004.


PricewaterhouseCoopers LLP
Miami, Florida
March 29, 2005